FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Jamar Ismail/Robert Jones (415) 568-9348; (646) 201-5447 jismail@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics to Acquire Vortex Medical

Strengthens Peripheral Vascular Product Portfolio and Advances Venous Disease Strategy

ALBANY, N.Y. and NORWELL, Mass. (October 8, 2012) – AngioDynamics (Nasdaq: ANGO), a leading provider of innovative minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, announced today it has entered into a definitive agreement to acquire all the outstanding capital stock of Vortex Medical Inc., a privately-held company focused on the development of innovative medical devices for the removal of thrombus, or blood clots, from occluded blood vessels.

Based in Norwell, Massachusetts, Vortex is currently commercializing the AngioVac system, which includes the AngioVac Cannula and Circuit. These two disposable devices, when combined with other manufacturers’ filters, pumps and return cannula, comprise an extracorporeal bypass circuit that facilitates drainage, filtration and reinfusion of blood for up to six hours. The AngioVac Cannula has a proprietary balloon-actuated, expandable, funnel-shaped distal tip that enhances flow, prevents clogging of the cannula and facilitates en bloc removal of undesirable intravascular material. Both the AngioVac Cannula and Circuit are FDA-cleared, and an application has been filed for CE Mark approval.

Under the terms of the definitive agreement, AngioDynamics will acquire all the outstanding capital stock of Vortex Medical for $15 million in cash at closing, subject to adjustment, plus future earn out payments based on net sales of the AngioVac system over a 10 year period and payable in cash. AngioDynamics will make a guaranteed minimum earn out payment of approximately $8 million per year for each of the first five years. After the fifth year, AngioDynamics may make annual earn out payments depending on the level of net sales of the AngioVac system.

“The agreement to acquire Vortex further demonstrates our strategy to focus our investments on innovative, differentiated products that offer the potential for sustainable, profitable growth,” said Joseph M. DeVivo, President and CEO of AngioDynamics. “The AngioVac system has the potential to become a gold standard of care. Unlike currently available pharmacomechanical alternatives, the minimally invasive, en bloc removal of intravascular material has the potential to reduce the risk of complications associated with major open surgery, internal bleeding and clot fragmentation. We believe the AngioVac system presents opportunities for wide anatomical application, and has the potential to significantly improve patient outcomes and to reduce the overall cost of providing treatment. Within five years, we believe AngioVac has the potential to achieve more than $50 million of annual net revenue.”

The acquisition of the AngioVac system will strengthen AngioDynamics’ peripheral vascular product portfolio, including its NAMIC line of fluid management products, VenaCure EVLT System and a market-leading lineup of thrombolytic catheters for Catheter Directed Thrombolysis (CDT) featuring Uni-Fuse, SpeedLyser and Pulse*Spray catheters. Nearly one million venous thromboembolic events occur in the U.S. every year, leading to approximately 300,000 deaths. Pharmacomechanical therapies and CDT offer many benefits over anticoagulant therapy, the current standard of care; however, these treatments can cause major bleeding complications and a significant number of patients have contraindications. The en bloc removal of undesirable intravascular material may provide an effective alternative to pharmacomechanical therapies minimizing the potential risks and comorbidities associated with these treatments.

“The first time I used AngioVac, I turned to my colleagues and proclaimed: ‘This is a game-changer!’,” said Dr. Ken Rosenfield, Section Head for Vascular Medicine and Intervention at Massachusetts General Hospital and member of Vortex’s Scientific Advisory Board. “Since then, I have successfully used the AngioVac system in some of the most challenging cases.  AngioVac is truly one of the most promising and innovative products for managing venous disease on the market today.”

“We believe AngioDynamics to be the ideal partner for the AngioVac system,” added Michael Glennon, founder and CEO of Vortex Medical. “AngioDynamics has demonstrated their ability to successfully commercialize innovative vascular solutions, and we believe AngioVac will be highly synergistic with AngioDynamics’ full complement of other venous and angiographic products.”

The acquisition of Vortex Medical is expected to close by the end of October 2012. In fiscal year 2013, the acquisition is expected to add approximately $1 million in sales, reduce operating income by approximately $5 million, have a negligible impact on EBITDA, and reduce EPS by approximately $0.09 on a GAAP basis. In fiscal year 2014, the transaction is expected to add approximately $10 million in sales and be accretive to GAAP net income and EPS.  AngioDynamics expects to fund the acquisition with cash on hand and cash flow from operations.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

About Vortex Medical

Founded in 2008, Vortex Medical, Inc. is a medical device company focused on the design, development and commercialization of novel endomechanical devices for the endovascular market. The AngioVac Cannula represents the first product offered by Vortex Medical with FDA clearance in 2009 for use as a venous drainage cannula during extracorporeal bypass for up to 6 hours. The AngioVac Circuit is the second FDA cleared product with an indication for use during procedures requiring extracorporeal circulatory support for up to 6 hours.

Trademarks

AngioDynamics, the AngioDynamics logo, Uni-Fuse, SpeedLyser, Pulse*Spray, NAMIC and VenaCure EVLT are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary. AngioVac is a trademark of Vortex Medical Inc.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2012. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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